Filed Pursuant to Rule 433
Registration Statement No. 333-275898

CAPPED LEVERAGED INDEX RETURN NOTES® (LIRNs®)

Capped Leveraged Index Return Notes® Linked to the Russell 2000® Index
Issuer	Royal Bank of Canada (“RBC”)
Principal Amount	$10.00 per unit
Term	Approximately two years
Market Measure	The Russell 2000® Index (Bloomberg symbol: “RTY”)
Payout Profile at Maturity
•    2-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value
•    1-to-1 downside exposure to decreases in the Market Measure beyond a 10.00% decline, with up to 90.00% of your principal at risk

Capped Value	[$12.075 to $12.475] per unit, a [20.75% to 24.75%] return over the principal amount, to be determined on the pricing date.
Participation Rate	200.00%
Threshold Value	90% of the Starting Value of the Market Measure
Interest Payments:	None
Preliminary Offering Documents	sec.gov/Archives/edgar/data/1000275/000114036124015797/ef20025228_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of RBC. If RBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	RBC, MLPF&S, BofAS and their respective affiliates do not control any company included in the Market Measure, and have not verified any disclosure made by any other company.
•	An investment in the notes will involve risks associated with investments that are linked to the equity securities of issuers with a small market capitalization.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$1.00	-90.00%
-50.00%	$6.00	-40.00%
-20.00%	$9.00	-10.00%
-10.00%(1)	$10.00	0.00%
-6.00%	$10.00	0.00%
-3.00%	$10.00	0.00%
0.00%	$10.00	0.00%
1.00%	$10.20	2.00%
2.00%	$10.40	4.00%
5.00%	$11.00	10.00%
10.00%	$12.00	20.00%
11.375%	$12.275(2)	22.75%
20.00%	$12.275	22.75%
30.00%	$12.275	22.75%
40.00%	$12.275	22.75%
50.00%	$12.275	22.75%
60.00%	$12.275	22.75%
(1)	This hypothetical percentage change corresponds to the Threshold Value.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

RBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBC, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.